Exhibit 99.1

Contact:	Charles Lambert Finance Director Medical Properties Trust (205) 397-8897 clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST ANNOUNCES
CLOSING OF $450 MILLION CREDIT FACILITY
          Birmingham, Ala., May 19, 2010 — Medical Properties Trust, Inc. (NYSE: MPW) announced today that it has entered into a new $450 million credit facility with a syndicate of banks that replaces the Company’s existing $220 million credit facility.
The new credit facility:
•	provides for 3.5-year revolving loans of up to $300 million at 300 to 375 basis points over LIBOR. The interest rate will depend on the Company’s overall level of debt; if MPT’s total debt to total assets ratio is between 40% and 50%, the spread will be 325 basis points;

•	provides for a $150 million 6-year term loan at 350 basis points over LIBOR, subject to a 1.50% LIBOR floor;

•	permits the Company to increase the revolving loans to $375 million through an accordion feature during the next 18 months;

•	is secured by a pledge of equity interests in substantially all of the Company’s subsidiaries and certain mortgage notes held by the Company’s subsidiaries.
          “When combined with the proceeds of our recent equity offerings, we have more than $525 million available for acquisitions,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust.
          The new credit facility contains customary financial and operating covenants, and events of default. The joint lead arrangers and bookrunners for the new credit facility are J.P. Morgan Securities Inc., KeyBank National Association and RBC Capital Markets Corporation.

About Medical Properties Trust, Inc.
          Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: cash and revolver availability for acquisitions; the acquisition pipeline; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “A warning about forward-looking statements” and “Risk factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended by the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, filed on April 9, 2010, and as further updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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